Exhibit (a)(5)

AMENDMENT NO. 1 TO THE DECLARATION OF TRUST

dated October 30, 1996

The undersigned, Assistant Secretary of The Munder Framlington Funds Trust (“MFFT”), does hereby certify that by unanimous approval by the Board of Trustees of the Trust at a meeting held on February 8, 2005, the following resolutions were duly approved by all of the Trustees of the Trust and that said resolutions continue in full force and effect as the date hereof:

WHEREAS, Article VIII, Section 8.3 of MFFT’s Declaration of Trust dated as of October 30, 1996, as amended (the “Declaration of Trust”) provides that the Board (all Board Members voting) may amend the Declaration of Trust without a vote of the Shareholders to change the name of the Trust;

RESOLVED, that pursuant to the authorization described above, the Declaration of Trust shall be amended in the following respect:

Article I of the Declaration of Trust is amended to change the name of the Trust from “The Munder Framlington Funds Trust” to “Munder Series Trust II,” and all other appropriate references in the Declaration of Trust are amended to reflect the fact that the name of the Trust is “Munder Series Trust II”;

; and further

RESOLVED, that any officer of MFFT be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers, writings, including but not limited to any instrument filed with the Secretary of State of The Commonwealth of Massachusetts or the Boston City Clerk, and to do any and all other acts in the name of MFFT and on its behalf, as may be necessary or desirable in connection with or in furtherance of the preceding resolution; and further

RESOLVED, that the foregoing amendment to the Declaration of Trust shall be effective upon filing of an instrument containing the same with the Secretary of State of The Commonwealth of Massachusetts or the Boston City Clerk.

WITNESS my hand this 15th day of February, 2005

/s/ Melanie Mayo West
Melanie Mayo West
Assistant Secretary

State of Michigan	)
)
Subscribed and sworn to before me this 15th day of February, 2005.

/s/ Julie Habrowski
Notary Public
My commission expires: January 8, 2008

Filed with The Commonwealth of Massachusetts on February 18, 2005